SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 03, 2011

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

7322 Manatee Avenue West, #299

Bradenton, Florida 34209

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated February 03, 2011 entitled-"Silver Falcon Mining, Inc. (SFMI) Releases Its Production Ore Values"

The press release is in its entirety below:

SILVER FALCON MINING, INC. (SFMI) RELEASES ITS PRODUCTION ORE VALUES

BRADENTON, FL--(February 3, 2011) - Silver Falcon Mining, Inc. (OTCBB: SFMI) announces that up to December 31, 2010, 1,463 lbs. of concentrate was produced from the Belle Peck ore dump, averaging 185.74 oz/ton gold and 319.54 oz/ton silver. This material is being stockpiled as inventory until the Company has installed furnaces to facilitate the pouring of its own bullion doré bars. This will enable the Company to sell its bullion doré directly to the refinery; thus eliminating smelter fees and other related expenses that can be as high as 70%. This facility is planned to be operational within the next 90 days.

Additionally, the Company further reports that in December it started and continues to mill material from the Oso Tailings pile stored at its plant site. The concentration tanks were emptied of the Belle Peck ore on December 31, 2010.

On December 15, 2010, the Company started to process the OSO mill feed. Currently, the Diamond Creek Mill concentration tank contains only concentrate from the OSO. The Company will soon empty, dry, and assay this first run of the higher grade OSO material.

The plant is currently processing 2.5 tons/hour of material based on 2-twelve hour shifts. This current reduced production rate is a direct result of weather issues and reconfiguring the mill for additional installations of components. Once the installation of the belt press has been completed in March 2011, the mill will initially increase to 3 ton/hour or 1500 tons per month. The Company intends to increase output beyond 3 tons/hour upon the successful outcome of mill circuit changes.

In a continuing effort to streamline the operation, improve quality control and reduce its dependence on external companies for assaying, SFMI is in the process of purchasing its own laboratory. It is anticipated that construction will begin late February and should be in operation by April. This facility will improve the time required between collecting the sample and receiving the final assay (turnaround time). The Company, however, will occasionally use the services of an outside assayer to verify its own production figures.

Currently, assay turnaround time is approximately 2 to 3 weeks, whereas it is anticipated that once SFMI's laboratory is fully functional this will be reduced to one day and assay processing cost should decrease by approximately 80%.

Mr. Scammell, President, said, "As our continued commitment to Corporate Social Responsibility (CSR), Silver Falcon Mining, Inc. has embarked on a program to further reduce effluents. We are currently installing a Belt Press in the mill in order to dewater our tailings more efficiently. The current dewatering system only captures 50% of our solids with the other 50% going to our tailings ponds. The purpose is to recover and recycle 97% of the water and send a higher quantity of dry solids to the tailings. This press will greatly reduce the cost of maintaining the settling ponds, by eliminating most of them, and diminish our fresh water needs, allowing increased throughput. With these significant cost savings in place and in progress, SFMI continues and intends to be transparent with prompt and timely updates to our investors as we all look forward to a progressive 2011."

Silver Falcon Mining, Inc. (OTCBB: SFMI) is a developer and explorer of mineral resource properties, primarily in Owyhee County, Idaho, USA, with the objective of being a profitable, low-cost, precious metal producer and creating significant growth in shareholder value.

Further Information about this release and the ongoing operations at SFMI, contact Rich Kaiser, Investor Relations, 757-306-6090, www.silverfalconmining.com.

Silver Falcon Mining, Inc. cautions that the statements made in this press release constitute forward looking statements, and not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: February 07, 2010	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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